Exhibit 10.5

SERVICE AGREEMENT

This Service Agreement (the “Agreement”) is made and entered into as of this 19 day of December, 2017, by and among Yaad Consulting & Management Services (1995) Ltd., 51-216529-1 of 20 Raoul Wallenberg, Tel Aviv (the “Service Provider”), Mr. Itschak Shrem, Israeli ID 7823685, of 13 Hatikva St. Ramat Hasharon (“Shrem”) and Railvision Ltd., company number 515441541, of 15 Tidhar Street, Raanana, Israel (the “Company”).

WITNESSETH

WHEREAS, since August 2016 Shrem serves, for no consideration, as a director on the Company’s board of directors and;

WHEREAS, the Company wishes to receive the Services (as defined below) from the Service Provider exclusively through Shrem; and

WHEREAS, the Service Provider wishes to provide such services to the Company under the terms and subject to the conditions herein set forth;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereby agree as follows:

1.	Interpretation.

1.1.	The preamble to this Agreement is an integral part thereof.

1.2.	The headings in this Agreement are for convenience and reference only and are not part of this Agreement nor may serve for the interpretation thereof.

2.	Scope of Engagement.

2.1.	The Service Provider, shall provide the Company, solely and personally by Shrem in the name and on behalf of the Service Provider, with directorship services acting as director of the Company’s Board of Directors (the “Board”), as well as consulting services related to financial markets, offerings of the Company’s securities and fundraising, based on Shrem vast experience, well-known reputation and business connections (the “Services”), all in accordance with the terms set forth herein and subject to the Company’s reasonable instructions, guidelines and timetables for performance, provided from time to time by the Company’s Board.

2.2.	During the Term (as defined below), and unless otherwise agreed, the Service Provider and Shrem shall devote their business time, attention and energy to render the Services to the Company in a scope mutually agreed by the Parties from time to time.

2.3.	The Service Provider and Shrem shall utilize their best professional skill, diligence, care and ethics to ensure that all Services are performed to the full satisfaction of the Company and to provide the expertise required in connection with such Services.

2.4.	The Service Provider and Shrem shall perform their duties hereunder at the location agreed with the Company. In case that Service Provider is requested to perform the Services abroad, the Company will reimburse Service Provider for all reasonable costs and expenses incurred in connection with his presence abroad (such as travel expenses, lodging expenses etc., all in accordance with Company’s policy approved by the Board).

2.5.	Except for the performance of Shrem, the Service Provider shall not assign, subcontract or delegate the performance of the Services or any part thereof to any other person or entity. For the avoidance of doubt, this Section 2.5 constitutes a material obligation of the Service Provider.

2.6.	Each of the Service Provider and Shrem hereby declares and warrants that as of the date hereof: (a) no restriction exists to its or Shrem’s involvement in the provision of the Services, (b) the performance of the Services shall not conflict or cause the breach of any agreement or undertaking to which either Service Provider or Shrem is subject or bound, including without limitation, any confidentiality or non-competition agreement, and does not require the consent of any person or entity, and (c) neither Service Provider nor Shrem shall use, during the performance of the Services, any confidential or proprietary information of any third party whatsoever. The Service Provider and Shrem shall inform the Company, immediately after becoming aware of any matter that may in any way raise a conflict of interest between the Service Provider and/or Shrem and the Company.

1

3.	Compensation

3.1.	Commencing October 1, 2017 and during the Term, the Company shall pay the Service Provider as compensation for the Services, a monthly fee of US$7,500 (seven thousand five hundred United States Dollars) per month (the “Compensation”) plus VAT. The Company, by its discretion, may pay the Compensation in NIS or in US dollars, in accordance with the Bank of Israel current exchange rate on the date of payment.

3.2.	Unless presented with appropriate tax exemption, the Company shall withhold at source any taxes required to be withheld under applicable law with regard to the Compensation.

3.3.	The Service Provider shall be solely responsible for any tax liability, including, levies, charges, dues, social security and health insurance resulting from any payment under this Agreement except for VAT which shall be paid by the Company.

3.4.	The Compensation shall be the sole and exclusive consideration payable by the Company to the Service Provider and/or Shrem for the Services hereunder. For the avoidance of any doubt, neither Service Provider nor Shrem shall be entitled to any additional remuneration for Shrem’s participation in Board’s meetings.

4.	Term and Termination.

4.1.	This Agreement is effective as of October 1, 2017 and shall continue in full force and effect until October 1, 2018 (the “Initial Term”). In the event that during the Initial Term the Company consummates an IPO of its securities on NASDAQ, the term of this Agreement shall be automatically extended for successive one year, until October 1, 2019 (the “Additional Term”: the Initial Term and the Additional Term collectively, the “Term”)

4.2.	Notwithstanding, and without prejudicing or derogating from any party’s rights to any other remedies available under law or agreement, the Company shall be entitled to terminate the Service Provider’s engagement hereunder with an immediate effect, by giving termination notice to the Service Provider upon the occurrence of any one or more of the following events: (i) the Service Provider and/or Shrem is in a material breach of any of the provisions of this Agreement, which is not cured by the Service Provider and/or Shrem within ten (10) days from the date of notice by the Company to that effect; (ii) the Service Provider and/or Shrem is convicted with an offence constituting a felony or involving moral turpitude, theft or embezzlement, whether or not it involves the Company; (iii) action taken by the Service Provider and/or Shrem intentionally to harm the Company; (iv) the Service Provider and/or Shrem becomes insolvent (if applicable), makes an assignment for the benefit of creditors or a general arrangement with creditors, or adopts a resolution providing for its dissolution or liquidation, or there are instituted by or against it proceedings in bankruptcy or under insolvency law or for reorganization, receivership or dissolution, which proceedings have not been cancelled within 30 (thirty) days from their institution and except for voluntarily dissolution. Notwithstanding any termination of this Agreement for any cause whatsoever, the Service Provider’s obligations under Sections 5-6 and the Company’s obligations in Section 3 (regarding the Compensation for the Services rendered prior to the date of such termination) shall survive termination in accordance with their terms.

4.3.	It is clarified that in any event of the termination of this Agreement the Service Provider and Shrem shall make best efforts to attend to the smooth and comprehensive transfer of the Services and all information and documents held and/or prepared by it in the framework of the Services, in accordance with the instructions and procedures set by the Company and in an organized and appropriate manner which will enable the successor designated by the Company to responsibly perform the duties to be assumed from the Service Provider and Shrem.

2

5.	Confidentiality Undertaking:

Upon execution of this Agreement the Service Provider shall execute the Company’s Proprietary Information Agreement attached as Exhibit A hereto (the “Confidentiality Agreement”). The Confidentiality Agreement shall survive the expiration or termination of this Agreement.

6.	Independent Contractor

6.1.	Each of the Service Provider and Shrem agrees and acknowledges that the Service Provider is performing the Services hereunder as an independent contractor and that nothing in this Agreement shall be construed to create any relationship of employment, association, agency, partnership or joint venture between the Company and the Service Provider and/or Shrem, nor shall it be construed to create any relationship other than that of principal and independent contractor between the Company and the Service Provider and/or Shrem. Except as specifically provided in this Agreement or otherwise approved and directed by the Board, the Company does not grant to the Service Provider the right or authority to make or give any agreement, statement, representation, warranty or other commitment, or to create any obligation of any kind, on behalf of the Company.

6.2.	The Service Provider shall be responsible, solely and exclusively, to comply with all of its obligations under law as a service provider or consultant to the Company, including, without limitation, for the payment of all taxes applicable to it as an independent contractor, including but not limited to social benefits, National Insurance and any other payments required by law with respect to the Services rendered hereunder.

6.3.	The Service Provider will defend, indemnify and hold the Company harmless from and against all claims, damages, losses and expenses, including reasonable fees and expenses of attorneys relating to any obligation imposed upon the Company to pay any withholding taxes, social security, unemployment or disability insurance or similar items in connection with compensation received by Service Provider relating to the provision of Services under this Agreement.

6.4.	In the event that the Company shall be demanded and/or obligated to pay the Service Provider, Shrem, any of its employees or consultants or any third party, any amount, or give the Service Provider, Shrem or any third party any right, all deriving from the existence of employer-employee relationship between the Service Provider and the Company, the Service Provider shall indemnify the Company for any and all costs, liabilities and expenses it may have in connection with such demand and/or obligation, including the economic value of such right and including legal expenses.

The terms of this Section 6 shall survive the termination of this Agreement

7.	Miscellaneous.

7.1.	The preamble and schedules to this Agreement constitute an integral and indivisible part hereof. The Section headings herein are for convenience only and shall not affect the interpretation or construction of the provisions hereof.

7.2.	This Agreement shall be governed by and construed according to the laws of the State of Israel, without regard to the conflict of laws provisions thereof. Any dispute arising under or in relation to this Agreement shall be resolved exclusively and finally by arbitration in accordance with the Israel Arbitration Law - 1968, before a single arbitrator appointed by the chairman of the Israeli Bar Association. The arbitrator shall give his reasoned decision in writing and his decision shall be binding and conclusive on the parties. Nothing in this Agreement shall prevent either party from applying to a court of competent jurisdiction for injunctive or other equitable relief. In this regard the parties agree that the exclusive jurisdiction shall be vested in the courts located in the city of Tel Aviv, Israel.

3

7.3.	Neither party may assign or delegate any of his rights, duties or undertakings under this Agreement to any third party without the prior written consent of the other party, and any unauthorized assignment or delegation shall be null and void.

7.4.	This Agreement constitutes the entire understanding and agreement between the parties hereto, supersedes any and all prior discussions, agreements and correspondence with regard to the subject matter hereof, and may be amended only by written consent of both parties.

7.5.	The addresses of the parties for purposes of this Agreement shall be the addresses set forth above or any other address, which shall be duly noticed. All notices in connection with this Agreement shall be sent by registered mail or delivered by hand to the addresses set forth above and shall be deemed to have been delivered to the other party at the earlier of the following: (i) two (2) days, if sent by registered mail or (ii) three (3) business days from the date of mailing; if delivered by hand – upon actual delivery or proof of delivery (in the event of a refusal to accept it) at the address of the addressee. Delivery by facsimile or e-mail shall be sufficient and be deemed to have occurred upon electronic confirmation or receipt. For the purposes hereof, the Company’s e-mail address is: guy@railvision.io and the Service Provider’s e-mail address is: shrem@shremzilberman.com. Facsimile notice shall not constitute as binding notice in the event no facsimile numbers have been exchanged by the parties hereto.

IN WITNESS WHEREOF, the parties have executed and delivered this Service Agreement as of the date first above written.

/s/ Elen Katz	/s/ Itschak Shrem
RailVision Ltd.	Yaad Consulting & Management
By: Elen Katz	Services (1995) Ltd.
Title: CEO	Name: Itschak Shrem
Title: Director
/s/ Itschak Shrem
Itschak Shrem

4

Exhibit A

Proprietary Information Agreement

(the “Agreement”)

We acknowledge that as a result of our consulting services provided under the terms and provisions of that certain Service Agreement, dated as of this 19 day of December, 2017 by and between RailVision Ltd., a company incorporated under the laws of the State of Israel, registration number 515441541, which registered address of 15 Tidhar Street, Raanana, Israel (the “Company”), Yaad Consulting & Management Services (1995) Ltd., 51-216529-1 of 20 Raoul Wallenberg, Tel Aviv (the “Service Provider”), Mr. Itschak Shrem, Israeli ID 7823685, of 13 Hatikva St. Ramat Hasharon (“Shrem”). We may develop, receive, or otherwise have access to confidential or proprietary information which is of value to the Company. We therefore agree, as a condition of our relationship with the Company, as follows:

1.	Nondisclosure

1.1.	Recognition of Company’s Rights; Nondisclosure. At all times during the term of the Consulting Agreement and thereafter for a period of 3 (three) years, We will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my Consulting Agreement, or unless an officer of the Company or the board of directors of the Company (the “Board”) expressly authorizes such in writing or unless such information becomes public knowledge. We will obtain the Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work with the Company and/or incorporates any Proprietary Information. We hereby assign to the Company any rights We may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.

1.2.	Proprietary Information. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company that is disclosed to us or to which We are otherwise exposed. By way of illustration but not limitation, “Proprietary Information” includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques; and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of employees of the Company. Notwithstanding the foregoing, it is understood that, at all such times, We are free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, to whatever extent and in whichever way we wish.

1.3.	Third Party Information. We understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of the Consulting Agreement and thereafter for a period of 3 (three) years, We will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with the Services We render to the Company, Third Party Information, unless expressly authorized by the Board or by an officer of the Company in writing.

1.4.	No Improper Use of Information of Others. During the term of the Consulting Agreement, We will not improperly use or disclose any confidential information or trade secrets, if any, of person to whom We have an obligation of confidentiality, in relation to the Services.

2.	No Conflicting Obligation. We represent that our performance of all the terms of this Agreement and as a consultant to the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to our relationship with the Company. We have not entered into, and We agree We will not enter into, any agreement either written or oral in conflict herewith.

5

3.	Return of Company Documents. At the conclusion of the Consulting Agreement, We will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Third Party Information or Proprietary Information of the Company.

4.	General Provisions.

4.1.	Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

4.2.	Assignment. This Agreement may be assigned by the Company. We may not assign or delegate my duties under this Agreement without the Company’s prior written approval. This Agreement shall be binding upon my heirs, successors and permitted assignees.

4.3.	Survival. The provisions of this Agreement shall survive both the termination of the Consulting Agreement for a period of 3 (three) years and the assignment of this Agreement by the Company to any successor in interest or other assignee.

4.4.	Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right.

4.5.	Entire Agreement. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions or agreements between us with respect to the subject matter hereof. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by each of the parties hereto.

4.6.	Injunction. We agree that it would be difficult to measure damage to the Company from any breach of us of the promises set forth in Sections 1 hereof, and that injury to the Company from any such breach would be impossible to calculate, and that money damages would therefore be an inadequate remedy for any such breach. Accordingly, We agree that if We breach any provision of Section 1 hereof, the Company will be entitled, in addition to all other remedies it may have, to an injunction or other appropriate orders to restrain any such breach by us without showing or proving any actual damage sustained by the Company.

4.7.	Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of Israel, without giving effect to the rules respecting conflict-of-law. The competent courts located in Tel-Aviv shall have exclusive jurisdiction over any dispute arising in connection with this Agreement.

This Proprietary Information Agreement shall be effective as of the first day of the term of the Consulting Agreement by and between the parties hereof.

/s/ Elen Katz	/s/ ItschakShrem	/s/ Itschak Shrem
RailVision Ltd.	Yaad Consulting & Management	Itschak Shrem
By: Elen Katz	Services (1995) Ltd.
Title: CEO	Name: Itschak Shrem
Title: Director

6